UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2021

ZAI LAB LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38205	98-1144595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor Pudong Shanghai, China	201210
(Address of principal executive offices)	(Zip Code)

+86 21 6163 2588

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 1 Ordinary Share, par value $0.00006 per share	ZLAB	The Nasdaq Global Market
Indicate by check mark
Ordinary Shares, par value $0.00006 per share*	9688	The Stock Exchange of Hong Kong Limited

*        Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2021, Zai Lab US LLC, a wholly-owned subsidiary of Zai Lab Limited (the “Company”), and MacroGenics, Inc. (“MacroGenics”) entered into a collaboration and license agreement (the “Agreement”), pursuant to which the Company and MacroGenics agreed to collaboratively develop and commercialize up to four bispecific antibody-based molecules based on the MacroGenics’ proprietary DART® and TRIDENT® multi-specific technology platforms. Under the Agreement, each party agrees to contribute specified intellectual property to enable the research, development, manufacture and commercialization of up to four future CD3 or CD47-based bispecific molecules. The Company will be granted exclusive rights in Greater China, Japan, and Korea for two programs and exclusive global rights for two other programs.

Under the terms of the Agreement, for all four programs, MacroGenics will receive an upfront payment of $25 million. Further, on June 15, 2021, as partial consideration for the rights granted to the Company under the Agreement, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with MacroGenics, pursuant to which the Company will purchase from MacroGenics in a private placement an aggregate of 958,467 newly issued shares of common stock, par value $0.01 per share, of MacroGenics (the “Shares”), with a per share purchase price of $31.30 (the “Private Placement”), for aggregate gross proceeds of approximately $30 million (collectively, the “Offering”). The closing of the Offering is expected to occur by the end of the second quarter of 2021.

In addition, MacroGenics is eligible to receive up to $1.4 billion in potential development, regulatory and commercial milestone payments. If products from the collaboration are commercialized, MacroGenics would also receive tiered royalties on annual net sales of specified products, subject to reduction under specified circumstances. The Company also has an option to convert the royalty arrangement for the lead research molecule to a global 50/50 profit and loss sharing arrangement by making a payment of approximately $85 million.

The Agreement will generally terminate on a program-by-program and country-by-country or region-by-region basis, with certain exceptions, upon the later to occur of (i) the date that is 12 years after the date of the first commercial sale of the product in the applicable country or region, (ii) the date of expiration of the last valid claim covering such product with a licensed patent in the applicable country or region and (iii) the expiration date of any data exclusivity period for such product in the applicable country or region. For certain programs, the Company may terminate the Agreement, in whole or in part, after the second or fourth anniversary of the date of the Agreement by providing 90 days’ written notice to MacroGenics and, upon other conditions, after the second anniversary of the date of the Agreement with 180 days’ written notice to MacroGenics. MacroGenics may terminate the Agreement on a collaboration product-by-collaboration product upon 90 days’ written notice if a major safety issue has occurred with respect to a collaboration product. Either party may terminate the Agreement upon a material breach by the other party that remains uncured or upon certain bankruptcy events. In addition, MacroGenics may terminate the Agreement if the Company challenges the licensed patent rights.

The foregoing descriptions of the terms of the Agreement and the Stock Purchase Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and the Stock Purchase Agreement, which the Company intends to file as exhibits to a subsequent periodic report or on an amendment to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On June 16, 2021 (U.S. time), the Company issued a press release announcing the above-described transactions. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing or this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued on June 16, 2021.

104	The cover page of this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAI LAB LIMITED

By:	/s/ Billy Cho
Billy Cho Chief Financial Officer

Date: June 16, 2021